SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12B-25

                                                  Commission File Number 0-24394

                           NOTIFICATION OF LATE FILING

   (Check One): [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F    [X] Form 10-Q

[ ]  Form  N-SAR
          For  Period  Ended:          January  31,  2000
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[ ]  Transition  Report  on  Form  10-K      [ ] Transition Report on Form  10-Q
[ ]  Transition  Report  on  Form  20-F      [ ] Transition Report on Form N-SAR
[ ]  Transition  Report  on  Form  11-K
          For  the  Transition  Period  Ended:
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          Read  attached  instruction sheet before preparing form.  Please print or  type.
          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant          Penn  Octane  Corporation
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Former  name  if  applicable

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Address  of  principal  executive  office  (Street  and  number)
77-530  Enfield  Lane,  Bldg.  D
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City,  state  and  zip  code   Palm  Desert,  California  92211
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                                     PART II
                             RULE 12B-25 (B) AND (C)

     If  the  subject  report  could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to  Rule  12b-25(b), the following  should  be  completed.  (Check  appropriate  box.)
   | (a)     The reasons described in reasonable detail in Part III of this form
   |         could not  be eliminated  without unreasonable effort  or  expense;
[X]| (b)     The subject annual report, semi-annual report, transition report on
   |         Form 10-K,  20-F,  11-K  or  Form N-SAR, or portion thereof will be
   |         filed on or before  the 15th calendar day  following the prescribed
   |         due date; or the subject quarterly  report  or transition report on
   |         Form 10-Q, or portion thereof will be filed on or before the  fifth
   |         calendar day following the prescribed due date; and
   | (c)     The  accountant's  statement  or  other  exhibit  required  by Rule
   |         12b-25(c)  has  been  attached  if  applicable.


                                    PART III
                                    NARRATIVE

     The Registrant needs additional time to file its quarterly report on Form 10-Q for its fiscal quarter ended January 31, 2000 because it does not have all information necessary to complete such report. The Registrant will file its quarterly report on Form 10-Q on or before the 5th calendar day following the prescribed due date, March 16, 2000.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
   Ian  T.  Bothwell                         (562)     929-1984
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          (Name)                              (Area Code)     (Telephone Number)
     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               [X] Yes    [ ] No
     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes    [X] No
     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                                                       Penn  Octane  Corporation
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                              (Name  of  Registrant  as  Specified  in  Charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  March 16, 2000         By  /s/  Ian  T.  Bothwell
    -----------------------  ---------------------------------------------------
                                      Ian  T.  Bothwell
                                 Assistant Secretary, Treasurer, Chief Financial
                                 Officer  and  Principal  Accounting  Officer


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